UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2006

ST. BERNARD SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15015 Avenue of Science San Diego, California		92128
(Address of principal executive offices		(Zip Code)

Registrant’s telephone number, including area code:		(858) 676-2277

SAND HILL IT SECURITY ACQUISITION CORP.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On September 7, 2006, the Board of Directors of St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Company”) approved annual compensation for directors. Each non-employee director will receive an annual retainer fee in the amount of $25,000 per year and director fees of $1,000 per meeting attended in person and $500 per telephonic meeting. In addition, the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an annual retainer of $10,000 per year and the chairman of the Audit Committee will receive an annual retainer of $15,000 per year. The Board of Directors of the Company also approved the grant of non-qualified options to purchase 50,000 shares of common stock of the Company, under the Company’s 2005 Stock Option Plan, to each of the non-employee directors. The options have an exercise price of $3.71 and vest over three years, commencing July 27, 2006, one third after the first year and the remaining two thirds over the remaining two years on a monthly basis.

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a)        Effective September 7, 2006, the Company dismissed Hein & Associates, LLP as its independent registered public accountants in connection with the closing of the merger of Sand Hill Merger Corp., the Company’s wholly owned subsidiary with and into St. Bernard Software, Inc. The decision was approved by the Board of Directors of the Company. In connection with the merger, the Company changed its name to St. Bernard Software, Inc.

The report of Hein & Associates, LLP on the Company’s balance sheets as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, the period ended December 31, 2004 and the period from April 15, 2004 (inception) to December 31, 2005, respectively, did not contain an adverse opinion or disclaimer of opinion. However, such report dated June 19, 2006 contained an explanatory paragraph relating to the ability of the Company to continue as a going concern.

During the Company’s fiscal periods ended December 31, 2005 and 2004 and during the subsequent interim periods preceding the termination, there were no disagreements with Hein & Associates, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hein & Associates, LLP would have caused Hein & Associates, LLP to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

There were no reportable events as described in Item 304 (a)(i)(v) of Regulation S-B during the period from April 15, 2004 (inception) to December 31, 2005. The Company requested that Hein & Associates, LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the Company’s statements in this Item 4.01(a). A copy of the letter furnished by Hein & Associates, LLP in response to that request is attached as Exhibit 16.1 to Form 8-K.

(b)       Effective September 7, 2006, the Company engaged Mayer Hoffman McCann P.C. (“Mayer Hoffman”) as the Company's independent registered public accountants for the Company's fiscal year ending December 31, 2006 and the interim periods prior to such year-end. During the two most recent fiscal years and the interim period preceding the engagement of Mayer Hoffman, the Company has not consulted with Mayer Hoffman regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)       On September 7, 2006, the Board of Directors of St. Bernard Software, Inc. (the “Company”) appointed Mr. Rich Arnold to serve on the Board, effective September 7, 2006. Mr. Arnold was also appointed as the Audit Committee Chairman, and will serve on the Audit Committee as a financial expert. Mr. Arnold is the former Chief Financial Officer and Executive Vice President –Strategy and Corporate Development of Charles Schwab & Company Inc. A copy of the press release announcing the appointment of Mr. Arnold is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On July 27, 2006, the Company consummated its merger with Old St. Bernard Software, Inc. (formerly known as St. Bernard Software, Inc.) (“Old St. Bernard”) by merging a wholly owned subsidiary of the Company with and into Old St. Bernard, in an all-stock transaction (the “Merger”). Old St. Bernard was the surviving corporation in the Merger and became a wholly owned subsidiary of the Company. As a result of the Merger, the Company changed its name to St. Bernard Software, Inc. On August 18, 2006, the Company filed its Form 10-QSB for the quarter ended June 30, 2006, which only included the information related to Sand Hill IT Security Acquisition Corp.(the Company’s previous name) and not any information related to Old St. Bernard. The Company had previously intended to file the financial information of Old St. Bernard for the quarter ended June 30, 2006 within 45 days of the consummation of the Merger. The Company is working to complete its accounting and presentation of the financial information for Old St. Bernard for the quarter ended June 30, 2006 and currently expects to file a Form 8-K including such financial information within five days of the date of this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

16.1	Letter from Hein & Associates LLP dated September 12, 2006 regarding change in certifying accountant

99.1	Press Release dated September 8, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Date: September 12, 2006	By: /s/ Al Riedler
Name: Al Riedler
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

16.1	Letter from Hein & Associates LLP dated September 12, 2006 regarding change in certifying accountant

99.1	Press Release dated September 8, 2006

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